Exhibit 10.5

Disability Income
2010 Underwriting Proposal For:

Family Dollar

MassMutual GIN#96473 & 96473a
Renewal

Presented By:
Bill Deuink
Agency: 159
August 30, 2010

© 2009 Massachusetts Mutual Life Insurance Company. All rights reserved. www.massmutual.com. MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives.

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Introduction

Comprehensive Product Portfolio

MassMutual has a comprehensive, non-cancelable individual disability income insurance product portfolio, complete with tailor made case designs for high and middle-income earners, supplemental benefit options with Group LTD plans, a product to protect your employees ability to make retirement contributions, and more. Your employees can customize a disability income solution that best suits their needs and financial situations with our wide selection of riders (or options) available at an additional cost.

Educational and Administrative Tools

MassMutual prides itself on its flexibility to meet your unique and changing needs. We offer strategies to streamline the education, application and administration of our disability income insurance offering. For instance, e-Worksite SolutionsSM for application and administration with "click of a button" electronic signature capabilities - or traditional hard copy application processes - are available. MassMutual will develop an application strategy to handle your account - including an integrated communications strategy, educational benefit calculators and tracking capabilities -to align with your way of doing business.

Flexible Billing Options

In addition to our normal paper billing we are excited to offer you our time saving electronic billing, data transfer, and electronic fund transfer options. Presenting bills online allows you to schedule and make changes to payments (such as adding, changing or deleting participant information) in real time.

Ongoing Service and Support

Service is a key focus for MassMutual's Disability Income business. Dedicated support is available to assist you every step of the way in the form of:

•	Case design and coordination

•
Support for an employee during an unfortunate period of disability - at which time our disability income benefits team of caring professionals located throughout the country can provide rehabilitation and return-to-work services to help them get back to a productive work life.

•	Tailored employee communications

•	Billing and administration support

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Our Offer

MassMutual is pleased to guarantee disability income insurance coverage on an employer paid basis to the newly eligible employees and existing policyholders based on the census to be submitted for Family Dollar.

Eligibility

To be eligible to apply for disability insurance coverage under the terms of this offer, an individual must be at or under the insurance age of 64 (age 60 in NJ) and must not have been previously declined for individual disability insurance by MassMutual. Additionally, any individual who had previously been offered disability income coverage on a substandard basis by MassMutual or was previously issued a MassMutual disability insurance policy that subsequently lapsed may not be eligible to apply for the offer.

An individual disability income insurance policy will be issued to an individual who submits a complete application and upon review of the application MassMutual determines that the individual is not currently disabled or collecting any benefits, and is either a U.S. citizen or holds a permanent residence VISA. In addition, each individual must be actively at work on a full-time basis (30 hours or more per week) for 90 days prior to the application date, and employed on a full-time basis by the above named employer at the time of policy delivery. If an individual has not been actively at work for 90 days prior to signing the application, then MassMutual may use the information provided on the application or request additional information for clarification, to determine the nature of the absence from work. If the nature of the absence is not determined to be a significant impairment, then MassMutual will issue a policy but may add an applicable exclusion rider.

Plan Design

75% of base salary less gross LTD benefits. The in force taxable group LTD covers 60% of base salary up to a monthly maximum of $15,000. This insurance is issued in accordance with our published Issue and Participation limits for supplemental coverage and will be paid for by the employer, resulting in a taxable benefit.

Monthly Benefit

A Guaranteed Standard Issue (GSI) monthly benefit of $10,000 for eligible employees will be underwritten financially, based on income, other coverage, and our issue and participation limits. We will disregard unearned income and net worth within the guaranteed underwriting offer.

For those individuals who want and need additional coverage beyond the guaranteed amount, full underwriting will be necessary.

3/12 Pre-Existing Condition Limitation (PECL) (not available in CA)
We will not provide any benefit for any disability that begins within 12 months after the effective date and is caused by, contributed to by or resulting from a pre-existing condition that started 3 months prior to the effective date of the coverage.

Waiting Period

180 days is the number of days an insured person must be disabled before benefits become payable. The elimination period is guaranteed as part of this offer.

Benefit Period

A benefit period of Age 65 is the amount of time total or partial benefits can last. The benefit period is guaranteed as part of this offer.

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Discount

A Multi-Life 35% permanent discount has been approved for all billing arrangements. Additionally, a 5% discount is applied to the MaxElect contracts due to the employer paid plan design.

Basis of Issue

For the GSI amount, we will offer everyone in the defined eligible group a policy at state filed rates provided that the answers to questions on the application allow us to offer a policy. The policy will not be rated or ridered for medical conditions or avocational activities. We reserve the right to exclude presumptive type disabilities if an applicant has a pre-existing condition that might qualify as presumptive (applies to Radius ' 98 contracts only). Any coverage applied for above the GSI amount will require full underwriting. Regular underwriting requirements will be based on the total amount applied for.

Contract Type

MaxElect® contracts1 are recommended for your eligible employees. The contract type is based on state approvals when the application period begins. MassMutual will, on occasion, review its product portfolio and may modify its offerings under the previously stated guarantees. If a modification is required you would receive prior notification and this would only impact new employee policies or existing employees' coverage additions going forward.

Available Riders

Extended Partial Disability Benefits Rider
The Extended Partial rider provides a disability benefit, if while still disabled, the insured is able to return to work and as a result of the disability is suffering an income loss of at least 20%.

Catastrophic Disability Benefit Rider (CAT) - up to $8000/90 WP/65 BP (not available in CA or CT)
The CAT rider provides benefits that cover up to 100% of pre-disability earned income when combined with a base policy.

Cost of Living Adjustment (COLA)
The COLA rider helps benefits keep pace with inflation in the event of a disability lasting longer than 12 months. The COLA benefit is 3% compounded with no overall cap. The additional benefit can be purchased upon recovery with no medical or financial underwriting.

Maximum Benefit Period Endorsement Rider (MBPE)
The MBPE endorsement removes the 24-month mental/nervous disorder limitation that is built into the base policy.

Participation Agreement

For proper spread of risk a 100% participation rate is required for this offer. If the required participation is achieved, the offer will remain in effect for two years from the date of acceptance. If the required participation is not achieved, the offer will be reviewed after the initial application period and may not be renewed. This would not impact the initial applicants who will continue their contract amounts, pricing and discounts based on original application period.

_________________________
1 This policy has exclusions and limitations.

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Application Period

The application period for the coverage will be based on the start date which will be established by the employer and MassMutual, with an end date of 30 days from the start date. Any employee currently eligible, who chooses not to apply at this time, will not be eligible for the underwriting guarantees available under this offer. However we will be pleased to consider an employee on an individual basis, subject to full evidence of insurability and regular underwriting rules. New employees will be covered under this offer; however, all must apply within the timeframe selected in the Application Strategy within this document.

Otherwise, full evidence of insurability will be required and regular underwriting rules will apply. It is strongly recommended that all employees either accept or decline the offer during the application period.

Underwriting Requirements

Financial Underwriting

We will waive our usual financial requirements for all W-2 employees when a final census is received by the employer. For business owners (partners and shareholders with 20% or more ownership), we may request business tax returns. Insurable income includes base salary and variable (bonus, commissions) income. If there is any variable income, then base salary, bonus and commission income must be broken out separately on the census. We will consider a two-year average of variable income. If the most recent year's variable income is less than the prior year's variable income, we will consider only 100% of the most recent variable income. If only one year of variable income is available, then we will consider 75% of the variable income as insurable income. We will disregard unearned income and net worth within the underwriting offer. However, net worth and unearned income will be considered when determining benefit above the GSI amount.

We will need full financial underwriting where required by our regular underwriting guidelines, including when programming around existing coverage, individual and group LTD.

Medical Underwriting

MassMutual's standard medical requirements will be necessary for any additional amounts underwritten above the GSI amount of this offer.

Case Experience

On a regular basis, we review case demographics and performance. We are glad to report that we have found that your case meets or exceeds the most critical factors needed for continued success. The following information, in part, aided us in determining your eligibility for renewal:

Policies Issued to Date        109
Policies Terminated        9
Current Persistency2        100%
Active Claims            None

_________________________
2 Persistency refers to the percent of policies that are in place today as compared to one year ago.

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Application Strategy

To help ensure a successful employee experience upon acceptance of the offer, the following application strategy decisions must be made and supported throughout the application process.

Coverage Effective Date

In order to meet your desired coverage effective date we request 60 days advance notice for implementation. This allows 30 days for the application process and 30 days to ensure billing is accurate.

Requested Application Process Start Date        __________________________
Date

Billing Options

Employer Paid Billing Options

•Monthly

•Quarterly

•Semi-Annual

•Annual

Concurrent Activity

What other activities may be taking place that might affect participation, such as enrollments for your other benefits, pending reorganization or layoffs, etc.?

Communication Plans

Communication plans are established to provide a smooth and efficient application process that also ensures that employees are aware of and educated about the benefit being purchased on their behalf.

The following describes MassMutual's communication vehicles. It is our standard practice to utilize the tools outlined below. We employ four components - Hard Copy Print Materials, Electronic Communications and Face-to-face Meetings or Personal Phone Calls.

We will work with your HR Department or other designee to determine the best communication plan for our collective needs.

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Paper Application Process
1. Hard Copy Print Materials

•
Initial announcement letter - a letter mailed to employees' homes with details about the offer, the application period, general information about disability insurance and MassMutual's disability income policy. Paper applications and instructions will also be included.

2. Electronic Communications
•Preview message - announcement that the application period has begun
•Final Reminder - application period ending

All e-mails are in HTML format and are created and sent by MassMutuaI. Text only formatting can be used to accommodate system requirements. This helps to ease the workload on the HR personnel and ensures that communications are sent timely to the correct group of employees.

3. Face-to-face meetings or personal phone calls

•
One-on-one meetings - your firm may agree that one-on-one meetings will allow for a confidential way for your employees to ask specific questions about the benefit while also assisting them with the application process.

•	Personal phone calls - if meetings are not feasible, personal phone calls or automated, after-hours voicemails are also an option.

On-Line E-Worksite Application Process (25+ Lives Required)
1. Hard Copy Print Materials

•
Initial announcement letter - a letter mailed to employees' homes with details about the offer, the application period, general information about disability insurance and MassMutual's disability income policy.

2. Electronic Communications

•	Link - used in conjunction with the on-line E-Worksite process or announcement that the application period has begun

•	Weekly Reminders

•	Final Reminder - application period ending

All e-mails are in HTML format and are created and sent by MassMutuaI. Text only formatting can be used to accommodate system requirements. This helps to ease the workload on the HR personnel and ensures that communications are sent timely to the correct group of employees.

3. Face-to-face meetings or personal phone calls

•	Group meetings - allows for your agent/broker to explain the benefit and application process to a large group all at once.

•	One-on-one meetings - these meetings will also aid in explaining the benefit and assisting individuals with the application process in a confidential way.

•	Personal phone calls - if meetings are not feasible, personal phone calls or automated, after-hours voicemails are also an option

E-Worksite Application - Available to 25+ lives

If you choose the electronic application process, we must first speak with your technology contact to determine the compatibility of using this tool.

Contact Name: _Val Morgan________________________________________________________

Contact Telephone No. & E-Mail: _(704) 708-7283, vmorgan@familydollar.com________________

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Claims Information

In the event one of your employees files a claim, who from your organization can we contact to verify job duties, attendance records and employment history?

Contact Name: __________________________________________________________________

Contact Telephone No. & E-Mail: ____________________________________________________

Final Census Requirements

In order to properly populate paper illustrations and/or the online application tool, we will need a final census in an Excel spreadsheet format that will include items in addition to those provided in your initial census. We'll also want to ensure we have the most current and accurate census information to verify employee eligibility for streamlined underwriting. Fields needed on the final census include:

•Employee Name (First, Middle, Last)
•Employee Title/Occupation
•Social Security Number
•Date of Birth
•Date of Hire
•Gender
•Annual Salary
•Annual Bonus (Minimum 2 years required)
•Annual Commission (Minimum 2 years required)
•Full-/Part-time Status
•Business Address/City/State/ZIP Code (If different than home office location)
•Business Phone/Extension
•Business E-Mail Address
•Resident Address/City/State/ZIP Code
•Additional Supplemental Disability Income Insurance Information (if applicable)

We would be happy to work with your technology contact to obtain this information. Please designate a contact under the E-Worksite Application section.

In order to customize and ensure an effective application process, we will need a few additional items from you.
These include:

•	Company Location(s) - All locations including addresses, main phone numbers for each location and human resources contact name and number

•	Company Logo - for insertion into the online application tool, and/or paper illustrations

•	Company Organization Chart, Department Listing and Key Contacts - not required, but useful for representatives to reference in working with your employees

Disability Income                                         Family Dollar
Multi-Life Renewal Underwriting Proposal

Offer Acceptance

Thank you for taking the time to review MassMutual's proposal for disability income insurance coverage. Before signing, please read the following carefully:

•	Written acceptance of this offer must be received by 11/30/10. If the offer is not accepted by 11/30/10, the offer will be void.

•
Upon receipt of a signed offer letter, the application process could start as early as 45 days from the signature date. This start date will be confirmed upon the receipt of the complete final census and agreement of billing options. As a value-add to applicants, and to help streamline administration and billing, MassMutual provides conditional temporary coverage up to the GSI amount beginning at 12:01 a.m. the day after the applicant applies. Temporary coverage will end 60 calendar days after the issue date of the policy, should no premiums be received by then, or the date the policy premiums are received, whichever occurs earlier. If a policy is not issued, temporary coverage does not apply and was never in force.

•
For proper spread of risk, a 100% participation ratio is necessary. If 100% participation is achieved, the offer will remain in effect for two years from the date of acceptance. If the 100% participation requirement is not achieved, the offer will be reviewed after the initial application period and may not be renewed.

•
A short form application, (F4875) (state variation may apply), may be used for coverage applied for within the GSI offer. We will require a completed long form application and normal medical requirements for any amounts above the guarantee standard issue amount.

•
This offer will be reviewed every year and remains in effect subject to our review of the plan design, persistency and overall case success. We may request a current multi-life request form, and census listing eligible individuals, dates of birth, job title, hire date, Social Security numbers and current income to complete our review. We reserve the right to withdraw or modify this offer at any time. Factors such as, but not limited to, claims experience, non-adherence to offer terms or plan design, eligibility/participation, premium payor, availability of contract type, or a change in marketing direction invalidates the offer and will subject the case to further review. This offer is contingent upon current rules and regulations in effect at application time. When appropriate, MassMutual will provide 90 days advance notice of any anticipated change to this offer.

•
This offer is contingent upon the development of a viable application strategy that will ensure MassMutual meets our target participation of 100%. The employer, the producer(s), and MassMutual must be in agreement as to all components of the application strategy and be committed to the execution of the agreed upon application strategy. We reserve the right to rescind or renegotiate this offer at any time if any party fails to comply with any aspect of the offer, including our agreed upon application strategy.

On behalf of Family Dollar, I accept this offer and application strategy as outlined in this proposal and understand that these specifications are only available if the requirements stated in this proposal are met.

_/s/Lauren Merritt____________________________________________________________________
(Company Officer Signature)                (Producer Signature)

_Lauren Merritt______________________________________________________________________
(Printed Name)                        (Printed Name)

_Director, Total Rewards_______________________________________________________________
(Title)                            (Title)

_9/14/10____________________________________________________________________________
(Date)                            (Date)

_Tricia L. King________________________________________________________________________
(MassMutual Multi-Life Underwriter)